EXHIBIT 10.2
                                                                    ------------

                                 LOAN AGREEMENT

         This Loan Agreement (the "Agreement") is entered into as of June 21, 2001, by and among BANK OF AMERICA, N.A., a national banking association ("Bank"), CHATTEM, INC., a Tennessee corporation ("Chattem"), and SIGNAL INVESTMENT & MANAGEMENT CO., a Delaware corporation ("Signal"; Chattem and Signal are collectively referred to herein as the "Borrower(s)").

                               W I T N E S S E T H
                               -------------------

         WHEREAS, Borrowers have requested that Bank make revolving credit loans to Borrowers in an aggregate amount from time to time outstanding not to exceed $10,000,000; and

         WHEREAS, Bank, in reliance upon the representations and inducements of Borrowers, has agreed to make such loans upon the terms and conditions hereinafter set forth;

         WHEREAS, this Agreement constitutes a replacement of those certain Credit Agreements dated as of March 24, 1998, as amended, by and among Chattem, Signal, NationsBank of Tennessee, N.A., as Agent, and the other lenders party thereto, including any related notes, guarantees, collateral documents, instruments, and agreements executed in connection therewith;

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. DEFINITIONS. The following terms shall have the meaning set forth with respect thereto:

                  (a) "ADJUSTED EURODOLLAR RATE": means the Eurodollar Rate plus 2.5%.

                  (b) "ADJUSTED LIBOR FLOATING RATE": means the LIBOR Floating Rate plus 2.5%.

                  (c) "BASE RATE": means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the greater of (a) the Federal Funds Rate in effect on such day plus 1/2 of 1% (0.5%) and (b) the Prime Rate in effect on such day. If for any reason the Bank shall have determined (which determination shall be conclusive absent manifest error) that it is unable after due inquiry to ascertain the Federal Funds Rate for any reason, including the inability or failure of the Bank to obtain sufficient quotations in accordance with the terms hereof, the Base Rate shall be determined without regard to clause (a) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Rate, respectively.

                  (d) "BASE RATE LOAN": means any Revolving Credit Loan bearing interest at a rate determined by reference to the Base Rate.

                  (e) "BUSINESS DAY": means a day on which Bank is open for business.

                  (f) "COMMITMENT FEES":  as defined in subsection 2(c).

                  (g) "COMMITMENT PERIOD": means the period commencing on the date of this Agreement until, but not including, April 1, 2002.

                  (h) "CREDIT ACCOUNT":  as defined in subsection 2(a).

                  (i) "EURODOLLAR LOAN": means any Revolving Credit Loan bearing interest based at a rate determined by reference to the Eurodollar Rate.

                  (j) "EURODOLLAR RATE": means, for the Interest Period for each Eurodollar Loan comprising part of the same borrowing (including conversions, extensions and renewals), a per annum interest rate determined pursuant to the following formula:

                  Eurodollar Rate  =    London Interbank Offered Rate
                                      ---------------------------------
                                      1 - Eurodollar Reserve Percentage


                  (k) "EURODOLLAR RESERVE PERCENTAGE": means for any day, that percentage (expressed as a decimal) which is in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as such regulation may be amended from time to time or any successor regulation, as the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special or marginal reserves) applicable with respect to Eurocurrency liabilities as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of Eurodollar Loans is determined), whether or not Bank has any Eurocurrency liabilities subject to such reserve requirement at that time. Eurodollar Loans shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credits for proration, exceptions or offsets that may be available from time to time to Bank. The Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

                  (l) "ERISA": means the Employee Retirement Income Security Act of 1976, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

                  (m) "EVENT OF DEFAULT":  as defined in Section 6.

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                  (n) "FEDERAL FUNDS RATE": means for any day the rate per annum
(rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day and (b) if no such rate is so published on such next preceding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Bank on such day on such transactions as determined by the Bank.

                  (o) "GAAP": means generally accepted accounting principles applied on a consistent basis.

                  (p) "GOVERNMENTAL AUTHORITY": means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                  (q) "INTEREST PAYMENT DATE": means (a) as to Base Rate Loans and LIBOR Floating Rate Loans, the first Business Day of each fiscal quarter of the Borrowers beginning September 1, 2001, and on April 1, 2002, and (b) as to Eurodollar Loans, the last day of each applicable Interest Period and on April 1, 2002.

                  (r) "INTEREST PERIOD": means, as to Eurodollar Loans, a period of one, two or three months' duration, as the Borrowers may elect, commencing, in each case, on the date of the borrowing (including continuations and conversions thereof); provided, however, (a) if any Interest Period ends on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day (except that where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business
Day), (b) no Interest Period shall extend beyond April 1, 2002, and (c) where an Interest Period begins on a day for which there is no numerically corresponding day in the calendar month in which the Interest Period is to end, such Interest Period shall end on the last Business Day of such calendar month.

                  (s) "LIBOR FLOATING RATE": means the fluctuating rate of interest equal to the three month London Interbank Offered Rate as published in the "Money Rates" section of THE WALL STREET JOURNAL (or in a successor publication selected by Bank if THE WALL STREET JOURNAL is no longer published) on the immediately preceding Business Day as adjusted from time to time in Bank's sole discretion for then applicable reserve requirements, deposit insurance assessment rates and other regulatory costs.

                  (t) "LIBOR FLOATING RATE LOAN": means any Revolving Credit Loan bearing interest at a rate determined by reference to the LIBOR Floating Rate.

                  (u) "LOAN DOCUMENTS": means this Agreement, the Notes, and all other documents, instruments, guaranties, certificates and agreements heretofore or hereafter executed and/or delivered by either Borrower or any other Person in connection with the Revolving Credit Loans.

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                  (v) "LONDON INTERBANK OFFERED RATE" means, with respect to any
Eurodollar Loan for the Interest Period applicable thereto, the rate of interest per annum (rounded upwards, if necessary to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S. federal funds at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Telerate Page 3750, the applicable rate shall be the arithmetic mean of all such rates. If, for any reason, such rate is not available, the term "London Interbank Offered Rate" shall mean, with respect to any Eurodollar Loan for the Interest Period applicable thereto, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR Page as the London interbank offered rate for deposits in U.S. federal funds at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBOR Page, the applicable rate shall be the arithmetic mean of all such rates. If, for any reason, such rate is not available, the term "London Interbank Offered Rate" shall mean a comparable rate selected by the Bank.

                  (w) "MATERIAL ADVERSE EFFECT": a material adverse effect on
(i) the business, operations, property, condition (financial or otherwise) or prospects of either Borrower, (ii) the ability of either Borrower to perform its obligations under this Agreement, the Notes or any of the other Loan Documents, or (iii) the validity or enforceability of this Agreement, any of the Notes, or any of the other Loan Documents or the rights or remedies of the Bank hereunder or thereunder.

                  (x) "MAXIMUM CREDIT AMOUNT":  means $10,000,000.

                  (y) "NOTES":  as defined in Section 2(a).

                  (z) "OPERATING ACCOUNT": means an account maintained by Borrowers (or either of them) with Bank.

                  (aa) "PLAN" means any employee benefit plan (as defined in Section 3(3) of ERISA) which is covered by ERISA and with respect to which either Borrower or any of its subsidiaries or affiliates is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" within the meaning of Section 3(5) of ERISA.

                  (bb) "PERSON": means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

                  (cc) "PRIME RATE" means the per annum rate of interest established from time to time by Bank of America, N.A. as its Prime Rate. Any change in the interest rate resulting from a change in the Prime Rate shall become effective as of 12:01 A.M. of the Business Day on which each change in the Prime Rate is announced by Bank of America, N.A.. The Prime Rate is a reference rate used by Bank of America, N.A. in determining interest rates on certain loans

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and is not intended to be the lowest rate of interest charged on any extension of credit to any debtor. If Bank of America, N.A. ceases to publish a Prime Rate, or if such Prime Rate for any other reason becomes unascertainable, then Bank shall select a comparable rate for purposes of the calculations required under this Loan Agreement and such comparable rate shall be deemed the "Prime Rate" for purposes of this Loan Agreement.

                  (dd) "REPORTABLE EVENT" means a "reportable event" as defined in Section 4043 of ERISA with respect to which the notice requirements to the Pension Benefit Guaranty Corporation have not been waived.

                  (ee) "REVOLVING CREDIT LOANS": as defined in subsection 2(a).

                  (ff) "UNUSED COMMITMENT" means, for any period, the amount by which (i) the then applicable Maximum Credit Amount exceeds (ii) the daily average sum for such period of the outstanding aggregate principal amount of all Revolving Credit Loans.

                  (gg) "ACCOUNTING TERMS": All accounting terms not specifically defined or specified herein shall have the meanings generally attributed to such terms under GAAP, as in effect from time to time, consistently applied.


         2.       LOANS.

                  (a) REVOLVING CREDIT LOANS.

                           (i) Subject to the terms and conditions hereof, the
Bank agrees to make revolving credit loans ("Revolving Credit Loans") to Borrowers from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding not to exceed the Maximum Credit Amount. Notwithstanding anything to the contrary contained in this Agreement, if the aggregate principal amount of the Revolving Credit Loans at any time outstanding exceeds the Maximum Credit Amount, the Borrowers shall immediately pay to the Bank such amounts necessary to reduce the then outstanding principal amount of the Revolving Credit Loans to an amount not exceeding such Maximum Credit Amount. The Revolving Credit Loans made by the Bank shall be evidenced by a Promissory Note dated the date of this Agreement (that Promissory Note together with all renewals, extensions, amendments, replacements or rearrangements thereof being collectively referred to herein as the "Note(s)"). Borrowers may borrow, repay, and re-borrow amounts under the Revolving Credit Loans subject to the terms and limitations contained in this Agreement and the other Loan Documents.

                           (ii) By no later than 11:00 A.M. (A) one (1) Business
Day prior to the requested borrowing of Revolving Credit Loans that will be Base Rate Loans or LIBOR Floating Rate Loans or (B) three (3) Business Days prior to the date of the requested borrowing of Revolving Credit Loans that will be Eurodollar Loans, the Borrowers (or either of them) shall submit a written Notice of Borrowing in form acceptable to Bank (or telephone notice promptly confirmed in writing) to the Bank setting forth (a) the amount requested and the date requested, (b) whether such Revolving Credit Loan shall accrue interest at the Base Rate, the Adjusted

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LIBOR Floating Rate, or the Adjusted Eurodollar Rate, and (c) with respect to
Revolving Credit Loans that will be Eurodollar Loans, the Interest Period applicable thereto. Upon compliance with the terms and conditions hereof, Bank shall make the amount of the requested Revolving Credit Loans available to the Borrowers by crediting the Operating Account (or in such other manner as requested by Borrowers and acceptable to Bank in its sole discretion). The failure of Bank to require any written request for an advance of Revolving Credit Loans or to follow any other procedures set forth in this Agreement shall not in any way affect the treatment of any advance into the Operating Account as an advance of Revolving Credit Loans under this Agreement.

                           (iii) Bank shall maintain on its books an account
(the "Credit Account") which shall be debited for all Revolving Credit Loans and other amounts chargeable to Borrowers with respect thereto (including interest accruing thereon) and credited for all payments received on the Revolving Credit Loans. Each month the Bank shall render to Borrowers a written statement of the Credit Account which shall be deemed correct and accepted by and binding upon the Borrowers unless the Bank receives a written statement of the Borrowers' specific exceptions thereto within thirty (30) days from the date of mailing of the written statement to Borrowers. The statements of the Credit Account and books of account of the Bank shall constitute prima facie evidence of the balance in the Credit Account.

                           (iv) The agreement of the Bank to make any Revolving
Credit Loans is subject to the satisfaction of the following conditions precedent:

                           (1) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties made by the Borrowers in or pursuant to any Loan Document shall be true and correct in all material respects on and as of such date as if made on and as of such date, and by this subsection, the Borrowers represent and warrant that on the date of each advance of the Revolving Credit Loans, unless such representation or warranty refers to another date, such representations and warranties shall be true and correct in all material respects;

                           (2) NO DEFAULT. No Event of Default shall have occurred or shall occur after giving effect to the Revolving Credit Loans requested to be made on such date, and no other event shall have occurred which with notice or lapse of time may constitute an Event of Default;

                           (3) ADDITIONAL DOCUMENTS. The Bank shall have received such additional documents, instruments, legal opinions or items of information reasonably requested by it; and

                           (4) ADDITIONAL MATTERS. All company and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Bank.

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                           (v) Upon at least three (3) Business Days' notice to
Bank, the Borrowers shall have the right to permanently terminate or reduce the aggregate unused amount of the Revolving Credit Loans (in other words, reduce the Maximum Credit Amount) at any time or from time to time; provided that (A) each partial reduction shall be in an aggregate amount at least equal to $500,000 and in integral multiples of $100,000 above such amount and (B) no reduction shall be made which would reduce the Maximum Credit Amount to an amount less than the aggregate amount of then outstanding Revolving Credit Loans. Any reduction in (or termination of) the Revolving Credit Loans (including any reduction in the Maximum Credit Amount) shall be permanent and may not be reinstated.

                           (vi) Borrowers shall have the option, on any Business
Day, to continue in existence Eurodollar Loans for a subsequent Interest Period, to convert Base Rate Loans and LIBOR Floating Rate Loans into Eurodollar Loans or to convert Eurodollar Loans into Base Rate Loans or LIBOR Floating Rate Loans, or to convert Base Rate Loans to LIBOR Floating Rate Loans or LIBOR Floating Rate Loans to Base Rate Loans provided, however, that (a) each such continuation or conversion must be requested by Borrowers (or either of them) pursuant to a written notice of continuation/conversion in form acceptable to Bank, (b) Eurodollar Loans may only be continued or converted into Base Rate Loans or LIBOR Floating Rate Loans on the last day of the Interest Period applicable thereto, (c) Eurodollar Loans may not be continued nor may Base Rate Loans or LIBOR Floating Rate Loans be converted into Eurodollar Loans during the existence and continuation of an Event of Default under this Agreement, and (d) any request to extend a Eurodollar Loan that fails to comply with the terms hereof or any failure to request an extension of a Eurodollar Loan at the end of an Interest Period shall constitute a request for conversion to a Base Rate Loan on the last day of the applicable Interest Period. Each continuation or conversion must be requested by Borrowers no later than 11:00 A.M. (a) one (1) Business Day prior to the date of the requested conversion of a Eurodollar Loan to a Base Rate Loan or LIBOR Floating Rate Loan, a Base Rate Loan to a LIBOR Floating Rate Loan, or a LIBOR Floating Rate Loan to a Base Rate Loan or (b) three Business Days prior to the date for a requested extension of a Eurodollar Loan or conversion of a Base Rate Loan or LIBOR Floating Rate Loan to a Eurodollar Loan, in each case pursuant to a written notice of continuation/ conversion submitted to Bank which shall set forth (i) whether the Borrowers wish to continue or convert such Revolving Credit Loans and (ii) if the request is to continue a Eurodollar Loan or convert a Base Rate Loan or LIBOR Floating Rate Loan to a Eurodollar Loan, the Interest Period applicable thereto. If for any reason whatsoever there is any outstanding Revolving Credit Loan with respect to which an applicable request is not in place designating an interest rate option available under this Agreement, then that Revolving Credit Loan shall be deemed for all purposes of this Agreement and the other Loan Documents to be a Base Rate Loan until an appropriate designation is effective. Bank may record the date and the amount of each payment or prepayment of principal on a Revolving Credit Loan, each continuation thereof, each conversion of all or a portion thereof to another applicable interest rate, and in the case of Eurodollar Loans the length of the Interest Period with respect thereto, on its books and records and such recordation shall constitute prima facie evidence of the accuracy of the information so recorded in the absence of manifest error.

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

                           (vii) Each request for a borrowing, conversion or
continuation shall be subject to the requirements that (a) each Eurodollar Loan shall be in a minimum amount of $1,000,000 and in $250,000 increments in excess thereof, (b) each Base Rate Loan or LIBOR Floating Rate Loan shall be in a minimum amount of the lesser of $500,000 (and $100,000 increments above that) or the remaining amount available under the Revolving Credit Loans, and (c) no more than three (3) Eurodollar Loans shall, in the aggregate, be outstanding hereunder at any one time unless consented to by Bank in writing.

                  (b) INTEREST RATES AND PAYMENT TERMS.

                           (i) All Base Rate Loans shall accrue interest at the
Base Rate, all Eurodollar Loans shall accrue interest at the Adjusted Eurodollar Rate, and all LIBOR Floating Rate Loans shall accrue interest at the Adjusted LIBOR Floating Rate. Upon the occurrence of any Event of Default hereunder, the principal of, and to the extent permitted by law, interest on the Revolving Credit Loans and any other amounts owing hereunder, under any of the Notes, or under any other Loan Document shall bear interest, payable on demand, at a per annum rate equal to the then applicable interest rate plus 2%. In addition to the foregoing remedies, to the extent permitted by applicable law, Borrowers shall pay on demand to Bank a delinquency charge in the amount of five percent (5%) of any payment not received within five days of the date due to defray costs incidental to collecting such late payment (such late payment charges payable notwithstanding any applicable cure period).

                           (ii) Interest on Revolving Credit Loans shall be due
and payable in arrears on each Interest Payment Date. If an Interest Payment Date falls on a date which is not a Business Day, such Interest Payment Date shall be deemed to be the next succeeding Business Day (subject to accrual of interest for the period of extension), except in the case of Eurodollar Loans where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day. All outstanding principal, interest and other amounts owing under this Agreement, the Notes or any other Loan Document, if not sooner due and payable in accordance with the terms hereof or thereof, shall be due and payable in full on April 1, 2002.

                           (iii) All payments of principal, interest, and other
amounts owing under this Agreement, the Notes and the other Loan Documents must be received not later than 2:00 P.M. on the date when due, at Bank's offices at 633 Chestnut Street, Chattanooga, Tennessee. Payments received after such time shall be deemed to have been received on the next Business Day.

                           (iv) Borrowers shall have the right to prepay
Revolving Credit Loans in whole or in part from time to time without premium or penalty; provided, however, that (i) Eurodollar Loans may only be prepaid at the end of the applicable Interest Period on at least three (3) Business Days' prior written notice to Bank (provided that Borrowers may prepay at any other time so long as Borrowers pay to Bank all breakage and redeployment costs incurred in connection with those prepayments); (ii) Base Rate Loans and LIBOR Floating Rate Loans may only be prepaid after written notice to Bank not later than 11:00 A.M. on the Business Day of the applicable prepayment; and (iii) each such partial prepayment shall be in a minimum principal amount of $500,000 and in increments of $100,000 in excess thereof.

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

                  (c) FEES. In consideration of the commitment to make Revolving Credit Loans, Borrowers agree to pay Bank a fee equal to one-quarter of one percent (0.25%) per annum on the Unused Commitment (the "Commitment Fees"). The accrued Commitment Fees shall commence to accrue on the date of this Agreement and shall be payable quarterly in arrears on the day following the last Business Day of each fiscal quarter of Borrowers (as well as on April 1, 2002, and on any date that the Maximum Credit Amount is reduced) for the immediately preceding fiscal quarter of the Borrowers (or portion thereof) beginning with the first of such dates to occur after the date of this Agreement.

                  (d) COMPUTATIONS OF INTEREST AND FEES.

                           (i) All computations of interest and fees (including,
without limitation, Commitment Fees) hereunder shall be made on the basis of the actual number of days elapsed over a year of 360 days provided that calculations with respect to the Prime Rate shall be made on the basis of the actual number of days elapsed in a 365/366 day year.

                           (ii) It is the intent of Borrowers and Bank to
conform to and contract in strict compliance with applicable usury laws from time to time in effect. All agreements between Borrowers and Bank are hereby limited by the provisions of this paragraph which shall override and control all such agreements, whether now existing or hereafter arising. If, from any possible construction of any of the Loan Documents, interest would otherwise be payable in excess of the maximum non-usurious amount, any such construction shall be subject to the provisions of this paragraph and such interest rate shall be automatically reduced to the maximum non-usurious amount permitted under applicable law without the necessity of execution of any amendment or new document.

                  (e) CAPITAL ADEQUACY/ILLEGALITY. If, after the date hereof, Bank reasonably determines that the adoption or becoming effective of, or any change in, or any change by any Governmental Authority, central bank or comparable agency in the interpretation or administration of, any applicable law, regulation or requirement requiring capital adequacy, or compliance by Bank with any request or directive regarding capital adequacy of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Bank's capital or assets as a consequence of its commitments or obligations to make Eurodollar Loans hereunder to a level below that which Bank could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration Bank's policies with respect to capital adequacy), upon notice from Bank to Borrowers (which shall include a detailed written explanation of the circumstances requiring the notice and the computation of the additional amounts owed), the Borrowers shall be obligated to pay Bank such additional amount or amounts as will compensate Bank for such reduction or convert Eurodollar Loans to Base Rate Loans or LIBOR Floating Rate Loans. If prior to the first day of any Interest Period the Bank shall have determined that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, Bank shall promptly give notice thereof to Borrowers. If such notice is given (a)

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

any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (b) any Revolving Credit Loans that were to be converted on the first day of such Interest Period to or continued as Eurodollar Loans shall be converted to or continued as Base Rate Loans, and (c) any outstanding Eurodollar Loans shall be converted, on the first day of such Interest Period, to Base Rate Loans. Notwithstanding any other provision herein, if the adoption of or any change in any requirement of applicable law or in interpretation or application thereof shall make it unlawful for Bank to make or maintain Eurodollar Loans as contemplated by this Agreement, no additional Eurodollar Loans shall be requested by Borrowers and all then outstanding Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans.

                  (f) USE OF PROCEEDS. The proceeds of the Revolving Credit Loans shall be used only for working capital, capital expenditures, acquisitions, and other lawful corporate purposes.


         3. GENERAL REPRESENTATIONS AND WARRANTIES. Borrowers hereby jointly and severally represent and warrant to Bank as follows:

                  (a) GOOD STANDING. Chattem is a corporation, duly organized, validly existing and in good standing under the laws of Tennessee and has the power and authority to own its property and to carry on its business in each jurisdiction in which Chattem does business.
Chattem is duly qualified to transact business in all states in which the failure to so qualify could have a Material Adverse Effect. Signal is a corporation, duly organized, validly existing and in good standing under the laws of Delaware and has the power and authority to own its property and to carry on its business in each jurisdiction in which Signal does business. Signal is duly authorized to transact business in all states in which the failure to so qualify could have a Material Adverse Effect.

                  (b) AUTHORITY AND COMPLIANCE. Each Borrower has full power and authority to execute and deliver the Loan Documents and to incur and perform the obligations provided for therein, all of which have been duly authorized by all proper and necessary action of the appropriate governing body of that Borrower. No consent or approval of any Governmental Authority or other Person is required as a condition to the validity of any Loan Document. Each Borrower is in compliance with all laws, regulations and governmental requirements to which it is subject except any noncompliance which in the aggregate would not have a Material Adverse Effect.

                  (c) BINDING AGREEMENT. This Agreement and the other Loan Documents executed by Borrowers constitute valid and legally binding obligations of Borrowers, enforceable in accordance with their terms subject to bankruptcy and equitable principles.

                  (d) LITIGATION. There is no proceeding involving either Borrower pending or, to the knowledge of either Borrower, threatened before any court or other Governmental Authority which if adversely determined would have a Material Adverse Effect except as disclosed to Bank in writing and acknowledged by Bank prior to the date of this Agreement.

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

                  (e) NO CONFLICTING AGREEMENTS. There is no charter, bylaw, or other document pertaining to the organization, power or authority of either Borrower and no provision of any existing agreement, mortgage, indenture or contract binding on either Borrower or affecting any of its property, which would conflict with or in any way prevent the execution, delivery or carrying out of the terms of the Loan Documents.

                  (f) TAXES. All taxes and assessments due and payable by either Borrower have been paid or are being contested in good faith by appropriate proceedings and each Borrower has filed all tax returns which it is required to file.

                  (g) FINANCIAL STATEMENTS. The financial statements of Borrowers heretofore delivered to Bank have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved and fairly present Borrowers' financial condition as of the date or dates thereof, and there has been no material adverse change in Borrowers' financial condition or operations since February 28, 2001. To the best of Borrowers' knowledge, all material factual information furnished by either Borrower to Bank in connection with this Agreement and the other Loan Documents is and will be accurate and complete in all material respects on the date as of which such information is delivered to Bank and is not and will not be incomplete by the omission of any material fact necessary to make such information not misleading. Neither Borrower has any material contingent obligations except as disclosed in the financial statements heretofore delivered to Bank.

                  (h) PROPERTIES. Except for property tax liens for taxes not presently due and payable, each Borrower owns and has good title to all of its properties free and clear of all liens, charges, security interests and other encumbrances (except purchase money security interests and statutory liens which secure obligations incurred in the ordinary course of business and which are not yet due and payable), and neither Borrower has executed any security documents or financing statements relating to such properties. All of each Borrower's properties are titled in that Borrower's legal name, and neither Borrower has used, or filed a financing statement under, any other name for at least the last five (5) years.

                  (i) PLACE OF BUSINESS. Chattem's chief executive office is located at 1715 W. 38th Street, Chattanooga, Tennessee 37409, and Signal's chief executive office is located at 1105 N. Market Street, Suite 1300, Wilmington, Delaware 19890.

                  (j) CONTINUATION OF REPRESENTATION AND WARRANTIES. All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the date hereof and at and as of the date of any future advance of Revolving Credit Loans.


         4. AFFIRMATIVE COVENANTS. Until full payment and performance of all obligations of Borrowers under the Loan Documents, and the expiration of any obligation of Bank to make additional Revolving Credit Loans, Borrowers agree as follows:

                  (a) FINANCIAL STATEMENTS AND OTHER INFORMATION. Borrowers shall maintain a system of accounting satisfactory to Bank and in accordance with GAAP applied on a consistent basis throughout the period involved, permit Bank's officers or authorized representatives to visit and inspect Borrowers' books of account and other records at such reasonable times and as often as Bank may desire, and pay the reasonable fees and disbursements of any accountants or other agents of Bank selected by Bank for the foregoing purposes. Unless written notice of another location is given to Bank, Borrowers' books and records will be located at Borrowers' chief executive offices described above. All financial statements called for below shall be prepared in form and content acceptable to Bank and shall be certified by Borrowers' chief financial officer. In addition, Borrowers will:

                           (i) Furnish to Bank as soon as available, but in any
event within 120 days after the end of each fiscal year of Borrowers, consolidated annual financial statements of Borrowers (including balance sheet, statements of income and retained earnings and cash flow) accompanied by an audit report including an unqualified opinion on such statements acceptable to Bank by an independent certified public accountant selected by Borrowers and acceptable to Bank and shall be certified by each Borrower's chief financial officer;

                           (ii) Furnish to Bank as soon as available but in any
event within 45 days after the end of each fiscal quarter of Borrower, the unaudited quarterly consolidated financial statements of Borrowers certified by each Borrower's chief financial officer; and

                           (iii) furnish to Bank within ten days after filing,
copies of all material filings and reports filed by either Borrower with the Securities and Exchange Commission, excluding routine filings and reports in the ordinary course of business.

Borrowers shall include with the financial information above a compliance certificate in form and substance required by Bank which shall include a certification that no Event of Default has occurred under the Loan Documents. Borrowers shall furnish Bank such additional financial and other information as Bank may from time to time reasonably request.

                  (b) INSURANCE. Borrowers shall maintain insurance with responsible insurance companies on such of its properties, in such amounts and against such risks as is customarily maintained by similar businesses operating in the same vicinity, specifically to include fire and extended coverage insurance covering all assets, business interruption insurance, workers compensation insurance and commercial general liability insurance, all to be with such companies and in such amounts as are satisfactory to Bank and providing for at least 30 days prior notice to Bank of any cancellation thereof. Satisfactory evidence of such insurance will be supplied to Bank prior to funding under the Revolving Credit Loans and contemporaneously with each policy renewal.

                  (c) EXISTENCE AND COMPLIANCE. Each Borrower shall maintain its existence, good standing and qualification to do business where required, and shall comply with all laws, regulations and governmental requirements including, without limitation, environmental laws applicable to it or to any of its property, business operations and transactions except for noncompliances which in the aggregate do not have a Material Adverse Effect.

                  (d) ADVERSE CONDITIONS OR EVENTS. Borrowers shall promptly advise Bank in writing of (i) any condition, event or act which comes to their attention that would or with reasonable certainty might have a Material Adverse Effect, (ii) any litigation filed by or against either Borrower where damages could, in the good faith opinion of Borrowers' counsel, exceed $5,000,000, (iii) the existence of any actual or potential contingent liability against either Borrower in excess of $5,000,000, (iv) any event that has occurred that would constitute an Event of Default under any Loan Documents, (v) any uninsured or partially uninsured loss through fire, theft, liability or property damage in excess of an aggregate of $100,000.000, and (vi) any event that has occurred that would constitute a default or event of default under any material indebtedness of either Borrower including, without limitation, an Event of Default hereunder.

                  (e) TAXES AND OTHER OBLIGATIONS. Each Borrower shall pay all of its taxes, assessments and other obligations including, but not limited to, taxes, costs or other expenses arising out of this transaction, as the same become due and payable, except to the extent the same are being contested in good faith by appropriate proceedings in a diligent manner.

                  (f) MAINTENANCE. Each Borrower shall maintain all of its assets in good condition and repair (ordinary wear and tear excepted) and make all necessary replacements thereof, and preserve and maintain all patents, licenses, trademarks, copyrights, privileges, permits, franchises, certificates and the like necessary for the operation of its business.

                  (g) ERISA COMPLIANCE. Borrowers shall pay and cause all subsidiaries to pay contributions adequate to meet at least minimum funding standards under ERISA with respect to each and every Plan; file each annual report required to be filed pursuant to ERISA in connection with each Plan for each year and notify Bank within ten (10) days of the occurrence of any Reportable Event that might constitute grounds for termination of any capital Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any Plan.

                  (h) OPERATIONS. Each Borrower shall maintain executive and management personnel with substantially the same qualifications and experience as the present executive and management personnel. Borrowers shall provide written notice to Bank of any change in the chief executive officer, chief operating officer, or chief financial officer of either Borrower. Borrowers shall conduct their business affairs in a reasonable and prudent manner.

                  (i) FURTHER ASSURANCES. Borrowers shall make, execute and deliver to Bank such Loan Documents, and shall perform such other tasks, as Bank reasonably requests to further carry out the purpose and intent of this Agreement.


         5. NEGATIVE COVENANTS. Until full payment and performance of all obligations of Borrower under the Loan Documents, and the expiration of any obligation of Bank to make additional Revolving Credit Loans, Borrowers agree as follows:

                  (a) CHARACTER OF BUSINESS. Borrowers will not change the general character of their business as intended to be conducted at the date hereof, or engage in any type of business not reasonably related to its business intended to be conducted. Borrowers will not cease operations, liquidate, dissolve, merge, acquire or consolidate with any other entity, change either of their names or transfer or sell any of their assets except in the ordinary course of business.

                  (b) ENCUMBRANCES/NEGATIVE PLEDGE. Borrowers will not, without first obtaining the prior written consent of Bank, create or permit to exist any lien, encumbrance, charge, security interest or negative pledge arrangement on either Borrower's accounts or inventory, whether now owned or hereafter acquired. Without limiting the generality of the foregoing, Borrowers will not permit to exist in favor of any other Person a negative covenant similar to the one contained in the preceding sentence without first obtaining the prior written consent of Bank.

         6. DEFAULT. Borrowers shall be in default under this Agreement and under each of the other Loan Documents if any of the following events of default (each an "Event of Default") shall occur:

                  (a) Borrowers shall fail to pay any principal, interest or other sum when due under any Note or any of the other Loan Documents, provided that Borrowers shall have ten (10) days after they receive written notice from the Bank of any such failure to cure such failure; or

                  (b) Any representation or warranty made or deemed made by either Borrower herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with any Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

                  (c) Either Borrower shall default in the observance or performance of any covenant, term or agreement contained in any of the Loan Documents, provided that Borrowers shall have thirty (30) days after either of them knows of any such default to cure such default if curable;

                  (d) Either Borrower shall (i) default in any payment of principal of or interest on any indebtedness beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such indebtedness was created whether such indebtedness is owing to Bank or another Person (including, but not limited to, any such failure under any senior subordinated or subordinated notes outstanding), or (ii) default in the observance or performance of any other covenant, term or agreement relating to any such indebtedness or contained in any instrument or agreement evidencing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such indebtedness to cause, with the giving of notice if required, such indebtedness to become due prior to its stated maturity; or

                  (e) Either Borrower shall (i) commence any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or there shall be commenced against either Borrower any such case, proceeding or other action which remains undismissed, undischarged or unbonded for a period of 30 days; or (ii) generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

                  (f) One or more judgments or decrees shall be entered against either Borrower involving in the aggregate a liability of Five Million Dollars ($5,000,000) or more and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof unless Borrowers have insurance in place to fully satisfy such judgments or decrees; or

                  (g) Any default or event of default occurs under any of the other Loan Documents (including, without limitation, any default under any Note); or

                  (h) Any change in ownership of 50% or more of the common stock of either Borrower shall occur in a single transaction or series of related transactions; or

                  (i) The occurrence of any materially adverse change in the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of either Borrower, or the existence of any other condition which Bank reasonably determines to constitute a material impairment of either Borrower's ability to perform its obligations under the Loan Documents.

         7. REMEDIES UPON DEFAULT. If an Event of Default shall occur, any obligation of Bank to make any Revolving Credit Loan shall terminate, Bank may accelerate the Notes to immediate maturity, all other indebtedness of Borrowers (or either of them) to Bank shall (in Bank's sole discretion) become immediately due and payable, and Bank shall have all rights, powers and remedies available under each of the Loan Documents as well as all rights, powers and remedies available at law or in equity. Bank may, upon the occurrence of an Event of Default, and without notice to Borrowers, apply any property, deposits and other sums credited by or due from Bank to either Borrower or subject to withdrawal from the Bank by either Borrower to Borrowers' obligations under the Notes and the other Loan Documents.

         8. NOTICES. All notices, requests or demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to the other party at the following address:

         Borrowers:

         Chattem, Inc.
         1715 W. 38th Street
         Chattanooga, Tennessee 37409
         Attention:  Chris S. Keller

         Signal Investment & Management Co.
         1715 W. 38th Street
         Chattanooga, Tennessee 37409
         Attention:  Chris S. Keller
         Bank:

         Bank of America, N.A.
         633 Chestnut Street
         Chattanooga, Tennessee 37450
         Attention:  Lawrence M. Richey

or to such other address as any party may designate by written notice to the other party. Each such notice, request and demand shall be deemed given or made as follows:

                  (a) If sent by hand delivery, upon delivery; and

                  (b) If sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. Mail, first class postage prepaid.

         9. COSTS, EXPENSES AND ATTORNEY'S FEES. Borrowers shall pay to Bank immediately upon demand the full amount of all costs and expenses, including reasonable attorneys' fees, incurred by Bank in connection with the enforcement of the Loan Documents or collection of any amounts outstanding thereunder.

         10. MISCELLANEOUS. Borrower and Bank further covenant and agree as follows, without limiting any requirement of any other Loan Document:

                  (a) CUMULATIVE RIGHTS AND NO WAIVER. Each and every right granted to Bank under any Loan Document, or allowed it by law or equity shall be cumulative of each other and may be exercised in addition to any and all other rights of Bank, and no delay in exercising any right shall operate as a waiver thereof, nor shall any single or partial exercise by Bank of any right preclude any other or future exercise thereof or the exercise of any other right. Borrowers expressly waive any presentment, demand, protest or other notice of any kind, including but not limited to notice of intent to accelerate and notice of acceleration. No notice to or demand on Borrowers in any case shall, of itself, entitle Borrower to any other or future notice or demand in similar or other circumstances.

                  (b) APPLICABLE LAW. This Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted in accordance with the laws of Tennessee and applicable United States federal law.

                  (c) AMENDMENT/SUCCESSORS. No modification, consent, amendment or waiver of any provision of any Loan Document, nor consent to any departure by Borrowers therefrom, shall be effective unless the same shall be in writing and signed by an officer of Bank, and then shall be effective only in the specified instance and for the purpose for which given. This Agreement is binding upon Borrowers, their successors and assigns, and inures to the benefit of Bank, its successors and assigns; however, no assignment or other transfer of either Borrower's rights or obligations hereunder shall be made or be effective without Bank's prior written consent, nor shall it relieve either Borrower of any obligations hereunder. This Agreement, the Notes and all of the other Loan Documents may be endorsed, assigned and/or transferred in whole or in part by Bank, and any such holder and/or assignee of the same shall succeed to and be possessed of the rights and powers of the Bank under all of the same to the extent transferred and assigned. Borrowers authorize Bank to disclose to any prospective successor or assignee of Bank any and all financial and other information in Bank's possession concerning the Borrowers.

                  (d) DOCUMENTS. All documents, certificates and other items required under this Agreement to be executed and/or delivered to Bank shall be in form and content satisfactory to Bank. This Agreement and the other Loan Documents constitute the entire agreement between the parties with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by the Bank relative to the subject matter hereof not expressly set forth or referred to herein or the other Loan Documents.

                  (e) PARTIAL INVALIDITY/SEVERABILITY. The unenforceability or invalidity of any provision of a Loan Document shall not affect the enforceability or validity of any other provision herein and the invalidity or unenforceability of any provision of any Loan Document to any Person or circumstance shall not affect the enforceability or validity of such provision as it may apply to other Persons or circumstances. If any provision of a Loan Document would otherwise be unenforceable or invalid as to any Person or circumstance, then without further action by any party that provision as it applies with respect to such Person or circumstance shall be deemed modified to the minimum extent necessary to make that provision fully enforceable and valid. In any action or proceeding involving bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Borrower would otherwise be held or determined to be invalid or unenforceable on the account of the amount of its liability under any Loan Document, then notwithstanding any other provision to the contrary, the amount of such Borrower's liability shall, without further action by any party, be automatically limited and reduced to the highest amount which is valid and enforceable as determined in such action or proceeding. Each Borrower hereby fully subordinates all claims that Borrower has against the other Borrower with regard to any amounts paid under this Agreement or any other Loan Document and agrees not to assert such claims or collect any amounts with respect to such claims until all obligations under this Agreement and the other Loan Documents are paid in full and any obligation of Bank to make additional Revolving Credit Loans has expired or been terminated.

                  (f) SURVIVABILITY. All covenants, agreements, representations and warranties made herein or in the other Loan Documents shall survive the making of the Revolving Credit Loans and shall continue in full force and effect so long as any Revolving Credit Loan is outstanding or the obligation of the Bank to make any advances under Revolving Credit Loans shall not have expired.

                  (g) JOINT AND SEVERAL OBLIGATIONS. All obligations of the Borrowers under this Agreement, the Notes, and the other Loan Documents shall be the joint and several obligations of each Borrower, and all references to "Borrower" shall mean each and every Borrower.

                  (h) ARBITRATION.

         ANY CONTROVERSY OR CLAIM BETWEEN OR AMONG THE PARTIES HERETO INCLUDING BUT NOT LIMITED TO THOSE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, INCLUDING ANY CLAIM BASED ON OR ARISING FROM AN ALLEGED TORT, SHALL BE DETERMINED BY BINDING ARBITRATION IN ACCORDANCE WITH THE FEDERAL ARBITRATION ACT (OR IF NOT APPLICABLE, THE APPLICABLE STATE LAW), THE RULES OF PRACTICE AND PROCEDURE FOR THE ARBITRATION OF COMMERCIAL DISPUTES OF J.A.M.S./ENDISPUTE OR ANY SUCCESSOR THEREOF ("J.A.M.S."), AND THE "SPECIAL RULES" SET FORTH BELOW. IN THE EVENT OF ANY INCONSISTENCY, THE SPECIAL RULES SHALL CONTROL. JUDGMENT UPON ANY ARBITRATION AWARD MAY BE ENTERED IN ANY COURT HAVING JURISDICTION. ANY PARTY TO THIS AGREEMENT MAY BRING AN ACTION, INCLUDING A SUMMARY OR EXPEDITED PROCEEDING, TO COMPEL ARBITRATION OF ANY CONTROVERSY OR CLAIM TO WHICH THIS AGREEMENT APPLIES IN ANY COURT HAVING JURISDICTION OVER SUCH ACTION.

                  A. SPECIAL RULES. THE ARBITRATION SHALL BE CONDUCTED IN CHATTANOOGA, TENNESSEE, AND ADMINISTERED BY J.A.M.S. WHO WILL APPOINT AN ARBITRATOR; IF J.A.M.S. IS UNABLE OR LEGALLY PRECLUDED FROM ADMINISTERING THE ARBITRATION, THEN THE AMERICAN ARBITRATION ASSOCIATION WILL SERVE. ALL ARBITRATION HEARINGS WILL BE COMMENCED WITHIN 90 DAYS OF THE DEMAND FOR ARBITRATION; FURTHER, THE ARBITRATOR SHALL ONLY, UPON A SHOWING OF CAUSE, BE PERMITTED TO EXTEND THE COMMENCEMENT OF SUCH HEARING FOR UP TO AN ADDITIONAL 60 DAYS.

                  B. RESERVATION OF RIGHTS. NOTHING IN THIS ARBITRATION PROVISION SHALL BE DEEMED TO (I) LIMIT THE APPLICABILITY OF ANY OTHERWISE APPLICABLE STATUTES OF LIMITATION OR REPOSE AND ANY WAIVERS CONTAINED IN THIS ARBITRATION PROVISION; OR (II) BE A WAIVER BY THE BANK OF THE PROTECTION AFFORDED TO IT BY 12 U.S.C. SEC. 91 OR ANY SUBSTANTIALLY EQUIVALENT STATE LAW; OR (III) LIMIT THE RIGHT OF THE BANK (A) TO EXERCISE SELF HELP REMEDIES SUCH AS (BUT NOT LIMITED TO) SETOFF, OR (B) TO FORECLOSE AGAINST ANY REAL OR PERSONAL PROPERTY COLLATERAL, OR (C) TO OBTAIN FROM A COURT PROVISIONAL OR ANCILLARY REMEDIES SUCH AS (BUT NOT LIMITED TO) INJUNCTIVE RELIEF, WRIT OF POSSESSION OR THE APPOINTMENT OF A RECEIVER. THE BANK MAY EXERCISE SUCH SELF HELP RIGHTS, FORECLOSE UPON SUCH PROPERTY, OR OBTAIN SUCH PROVISIONAL OR ANCILLARY REMEDIES BEFORE, DURING OR AFTER THE PENDENCY OF ANY ARBITRATION PROCEEDING BROUGHT PURSUANT TO THIS

AGREEMENT. NEITHER THIS EXERCISE OF SELF HELP REMEDIES NOR THE INSTITUTION OR MAINTENANCE OF AN ACTION FOR FORECLOSURE OR PROVISIONAL OR ANCILLARY REMEDIES SHALL CONSTITUTE A WAIVER OF THE RIGHT OF ANY PARTY, INCLUDING THE CLAIMANT IN ANY SUCH ACTION, TO ARBITRATE THE MERITS OF THE CONTROVERSY OR CLAIM OCCASIONING RESORT TO SUCH REMEDIES.

                  (i) Final Agreement. THIS WRITTEN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.


                            [SIGNATURE PAGE ATTACHED]

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


BORROWERS:                                   BANK:

CHATTEM, INC.                                BANK OF AMERICA, N.A.


By:                                          By:
   ----------------------------------           --------------------------------
Name:  A. Alexander Taylor, II               Name:  Lawrence M. Richey
Title:  President                            Title:  Senior Vice President


SIGNAL INVESTMENT & MANAGEMENT CO.


By:
   ----------------------------------
Name:  A. Alexander Taylor, II
Title:  President